Exhibit 21.1
SUBSIDIARIES OF MARA HOLDINGS, INC.

The registrant’s subsidiaries and affiliates as of December 31, 2024 are included in the list below.

Legal Entity Name	Percentage of Voting Securities Owned Directly or Indirectly by Registrant	Jurisdiction of Organization
MARA Tech, Inc.	100%	Delaware
Marathon Digital International, Inc.	100%	Delaware
Marathon Digital Leasing, LLC	100%	Nevada
Crypto Currency Patent Holding Company, LLC	100%	Delaware
MARA Pool LLC	100%	Nevada
Marathon Crypto Mining, Inc	100%	Nevada
Soems Acquisition Corp.	100%	Delaware
MARA Ventures Corporation	100%	Delaware
MARA Energy Harvesting Corporation	100%	Delaware
MARA-NGON Joint Venture LLC	87%	Delaware
MARA USA Corporation	100%	Delaware
GC Data Center Holdings LLC	100%	Delaware
GC Data Center Granbury, LLC	100%	Delaware
GC Data Center Kearney LLC	100%	Delaware
GC Data Center Equity Holdings, LLC	100%	Delaware
MARA Garden City LLC	100%	Delaware
Hancock Leasing Company LLC	100%	Delaware
Marathon Compute North 1 LLC	100%	Delaware
Hash2 Labs LLC	100%	Delaware
Arkon Energy Hannibal LLC	100%	Ohio
Sullivan Company Leasing LLC	100%	Delaware
Crown56 LLC	100%	Wyoming
Marathon Digital Holdings, Ltd.	100%	United Arab Emirates
FSI Marathon Project 1 Holding Ltd.	20%	United Arab Emirates
ZTM Limited (FZE)	20%	United Arab Emirates
ZTM Technology (SP) LLC	20%	United Arab Emirates
Swift Business S.A.	100%	Paraguay